                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement     [ ]  CONFIDENTIAL, FOR USE OF THE
                                         COMMISSION ONLY (AS PERMITTED BY
                                         RULE 14A-6(E)(2))
[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                       AMERICAN BUSINESS INFORMATION, INC.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

Notes:

                                      LOGO

                      AMERICAN BUSINESS INFORMATION, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders of American Business Information, Inc., a Delaware corporation (the "Company"), will be held on May 22, 1998, at 10:00 a.m. local time, at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska, for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect three directors to the Board of Directors for a term of three years;

     2. To amend the Certificate of Incorporation to change the name of the Company to InfoUSA, Inc.

     3. To ratify the appointment of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the fiscal year ending December 31, 1998; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on April 3, 1998, are entitled to receive notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the postage-prepaid envelope for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.


                                          Sincerely,



                                      LOGO




                                          STEVEN PURCELL

                                          Secretary

Omaha, Nebraska

April 23, 1998

                      AMERICAN BUSINESS INFORMATION, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed Proxy is solicited on behalf of American Business Information, Inc., a Delaware corporation (the "Company"), for use at its 1998 Annual Meeting of Stockholders to be held on May 22, 1998, at 10:00 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Marriott Hotel, 10220 Regency Circle, Omaha, Nebraska. The Company's principal executive offices are located at 5711 South 86th Circle, Omaha, Nebraska 68127. The Company's telephone number is (402) 593-4500.


     These proxy solicitation materials were mailed on or about April 23, 1998, to all stockholders entitled to vote at the meeting.


RECORD DATE; OUTSTANDING SHARES

     Stockholders of record at the close of business on April 3, 1998 (the "Record Date"), are entitled to receive notice of and vote at the meeting. On the Record Date, 24,663,661 shares of the Company's Class A Common Stock, $.0025 par value, were issued and outstanding. On the Record Date, 24,663,661 shares of the Company's Class B Common Stock, $.0025 par value, were issued and outstanding. For information regarding holders of more than five percent of the outstanding Common Stock, see "Election of Directors -- Security Ownership."

REVOCABILITY OF PROXIES

     Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the individual attends the meeting and votes in person.

VOTING AND SOLICITATION

     Every holder of record of Class A Common Stock on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. Every holder of record of Class B Common Stock on the Record Date is entitled, for each share held, to ten votes on each proposal or item that comes before the meeting. In the election of directors, each stockholder will be entitled to vote for three nominees and the three nominees with the greatest number of votes will be elected. For all proposals at this Annual Meeting, the votes of holders of Class A Common Stock and Class B Common Stock will be counted together as a single class.

     The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees without additional compensation, personally, by telephone or by telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Stockholder proposals which are intended to be presented at the Company's 1999 Annual Meeting must be received by the Company no later than December 23, 1998 in order that they may be included in the proxy statement and form of proxy for that meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

GENERAL

     The Company's Board of Directors is divided into three classes, two of which have three directors and one of which has four directors, with the term of office of one class expiring each year. The terms of office of directors Harold
W. Andersen, Elliot S. Kaplan and Jon H. Wellman expire at the 1998 Annual Meeting. The terms of office of directors Scott Dahnke, Paul A. Goldner, Gautam Gupta and George J. Kubat expire at the 1999 Annual Meeting and the terms of office of directors Vinod Gupta, George F. Haddix and Jon D. Hoffmaster expire at the 2000 Annual Meeting. The Company is proposing that stockholders elect three directors at the 1998 Annual Meeting.

VOTE REQUIRED

     The three nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

     Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. THE BOARD OF DIRECTOR RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

                  NOMINEES FOR ELECTION AT THE ANNUAL MEETING

     The names of the nominees, and certain information about them, are set forth below:

                                                                        DIRECTOR
        NAME OF NOMINEE          AGE    POSITION/PRINCIPAL OCCUPATION    SINCE
        ---------------          ---    -----------------------------   --------
Harold W. Andersen(1)(2).......  74    Director; Contributing Editor      1993
                                       to Omaha World Herald and
                                       Retired Publisher of Omaha
                                       World Herald Company
Elliot S. Kaplan(2)............  61    Director; Senior Partner in law    1988
                                       firm of Robins, Kaplan, Miller
                                       & Ciresi L.L.P.
Jon H. Wellman.................  46... Director; President and Chief      1997
                                       Operating Officer

---------------
(1) Member of the Audit Committee

(2) Member of Compensation Committee

     HAROLD ANDERSEN has served as director of the Company since September 1993. He is the former President, Chief Executive Officer, Chairman and Publisher of the Omaha World Herald Company, a newspaper publishing company. Mr. Andersen is currently a Contributing Editor to the Omaha World Herald. Mr. Andersen holds a B.S. in Liberal Arts from the University of Nebraska.

     ELLIOT KAPLAN has served as director of the Company since May 1988. He is a name partner and former Chairman of the Executive Board of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. and has practiced law continuously with that firm since 1962. Mr. Kaplan is also a director and officer of Best Buy Co., Inc., and a director of The Franklin Corporation. Mr. Kaplan holds a B.A. in Business Administration and a J.D. from the University of Minnesota.

     JON WELLMAN has served as President, Chief Operating Officer and a director of the Company since February 1997. Mr. Wellman joined the Company in August 1995 as Chief Financial Officer and Secretary. Mr. Wellman previously served as Vice President and Chief Financial Officer at Signal Technology Corporation, a defense electronics manufacturer, from December 1994 to July 1995, and was a Partner with Coopers & Lybrand L.L.P., an independent public accounting firm, from 1989 to November 1994. Mr. Wellman holds a B.S. in Business from the University of Idaho.

                   INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE
                       CONTINUE AFTER THE ANNUAL MEETING

     The names and certain other information about the Directors whose terms of office continue after the Annual Meeting are set forth below:

                                                                        DIRECTOR
             NAME                AGE    POSITION/PRINCIPAL OCCUPATION    SINCE
             ----                ---    -----------------------------   --------
Vinod Gupta....................  51    Chairman of the Board              1972
Scott Dahnke...................  32    Director; Chief Executive          1997
                                       Officer
Paul A. Goldner................  64    Director; Consultant to the        1997
                                       Company
Gautam Gupta...................  52    Director; President and Chief      1988
                                       Executive Officer of IDE
                                       Corporation and IDEAssociates,
                                       Inc.
George F. Haddix(2)............  59    Director; Individual Investor      1995
Jon D. Hoffmaster(1)...........  49    Director; Consultant to the        1978
                                       Company
George J. Kubat(1).............  52    Director; President and Chief      1995
                                       Executive Officer of Phillips
                                       Manufacturing Co.

---------------
(1) Member of Audit Committee

(2) Member of Compensation Committee

     VINOD GUPTA is the founder of the Company and has been Chairman of the Board of the Company since its incorporation in 1972. Mr. Gupta served as Chief Executive Officer of the Company from the time of its incorporation in 1972 until September 1997. Mr. Gupta holds a B.S. in Engineering from the Indian Institute of Technology, Kharagpur, India, and an M.S. in Engineering and an M.B.A. from the University of Nebraska. Mr. Gupta is unrelated to Gautam Gupta.

     SCOTT DAHNKE joined the Company as Chief Executive Officer and director in October 1997. Prior to that time, Mr. Dahnke was with the consulting firm McKinsey & Company, Inc., where he worked since August 1991, and had been a Partner since May 1997. While at McKinsey, Mr. Dahnke served as a consultant to the Company since May 1997. Mr. Dahnke holds a B.S. in Mechanical Engineering from the University of Notre Dame and an M.B.A. from Harvard Business School.

     PAUL GOLDNER has served as a director of and consultant to the Company since the acquisition of Database America ("DBA") in February 1997. He was a founder of DBA, and served as its Chairman and Chief Executive Officer from 1973 to February 1997. Mr. Goldner holds a B.S. in Management Engineering from the Rensselaer Polytechnic Institute. In connection with its acquisition of DBA, the Company agreed to nominate Mr. Goldner to be elected to the Board when his current term expires in 1999.

     GAUTAM GUPTA has served as a director of the Company since May 1988. Since 1982, Mr. Gupta has served as the President and Chief Executive Officer of IDE Corporation and IDEAssociates, Inc., a manufacturer of data communication equipment for computer systems. Mr. Gupta holds an M.B.A. from Harvard Business School and an M.S. and a B.S. degree in Engineering from the Indian Institute of Technology, Kharagpur, India. Mr. Gupta is unrelated to Vinod Gupta.

     GEORGE HADDIX has served as a director of the Company since March 1995. Since December 1997, Mr. Haddix has been an individual investor. From November 1994 to December 1997, Mr. Haddix has served as President of CSG Holdings, Inc. and CSG Systems International, Inc., companies engaged in providing software and information services to the communications industry. Mr. Haddix is a director of CSG Systems International, Inc. From 1989 until joining CSG in November 1994, Mr. Haddix was an individual investor. Mr. Haddix holds a B.A. from the University of Nebraska, an M.A. from Creighton University and a Ph.D. from Iowa State University, all in Mathematics.

     JON HOFFMASTER has served as a director of the Company since 1978, as Vice Chairman of the Company from September 1993 to December 1995, as Chief Financial Officer of the Company from July 1992 to July 1995, and as President and Chief Operating Officer of the Company from September 1991 to September 1993. Mr. Hoffmaster has served as a consultant to the Company since January 1996. Mr. Hoffmaster is also a director of Bridges Investment Fund. Mr. Hoffmaster holds a B.A. in Finance from the University of Nebraska.

     GEORGE KUBAT has served as a director of the Company since May 1995. Since November 1992, Mr. Kubat has served as President and Chief Executive Officer of Phillips Manufacturing Co., a dry wall equipment and supply business ("Phillips"). Prior to joining Phillips, Mr. Kubat was with Coopers & Lybrand L.L.P. for over 16 years. Mr. Kubat is also a director of America First Companies L.L.C. and SITEL Corporation. Mr. Kubat holds a B.S. in Business Administration from Creighton University and a J.D. from Creighton University.

                               SECURITY OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Class A Common Stock and Class B Common Stock as of the Record Date (i) by each of the executive officers named in the table under "Executive
Compensation -- Summary Compensation Table," (ii) by each director, (iii) by all current directors and executive officers as a group and (iv) by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock:

                                                                        TOTAL
                                                                        VOTING
DIRECTORS, OFFICERS AND 5% STOCKHOLDERS    CLASS A       CLASS B      PERCENTAGE
---------------------------------------   ----------    ----------    ----------
Vinod Gupta(1)..........................   8,820,654     8,890,654       34.9%
  5711 South 86th Circle
  Omaha, Nebraska 68127
FMR Corp................................   2,037,100     2,037,100        8.3%
  82 Devonshire Street
  Boston, Massachusetts 02109
Paul A. Goldner(2)......................   1,566,145     1,566,145        6.2%
  100 Paragon Drive
  Montvale, New Jersey 07645
Jon D. Hoffmaster(3)....................     508,500       501,500        1.6%
George Haddix(4)........................      23,500        23,500          *
Harold W. Andersen(5)...................      22,300        22,300          *
Gautam Gupta(6).........................      63,535        63,535          *
Elliot S. Kaplan(7).....................      71,840        91,840          *
George Kubat(8).........................      28,300        28,300          *
Scott Dahnke............................          --            --          *
Jon H. Wellman(9).......................      95,000        95,000          *
Monica Messer(10).......................     160,934       160,934          *
William Chasse(11)......................      63,250        63,250          *
William Kerrey(12)......................      25,133        25,133          *
Steven Purcell(13)......................       5,000         5,000          *
Al Ambrosino(14)........................      33,000        33,000          *
Gregory Back............................          --            --          *
All directors and executive officers as
  a group (16 persons)(15)..............  11,487,091    11,570,091         44%

---------------
  *  Represents less than 1% of the outstanding shares of Common Stock

 (1) Excludes 315,000 shares of Class A Common Stock and 345,000 shares of Class B Common Stock held in irrevocable trusts for the benefit of Mr. Gupta's children for which Mr. Gupta is not trustee and in which he has no beneficial interest. Includes 240,000 shares of Class A Common Stock and 240,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (2) Excludes 545,717 shares of Class A Common Stock and 545,717 shares of Class B Common Stock held in irrevocable trusts for the benefit of Mr. Goldner's children for which Mr. Goldner is not a trustee and in which he has no beneficial interest. Includes 39,000 shares of Class A Common Stock and 39,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (3) Includes 118,500 shares of Class A Common Stock and 118,500 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (4) Includes 21,000 shares of Class A Common Stock and 21,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (5) Includes 3,000 shares of Class A Common Stock and 3,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (6) Includes 6,000 shares of Class A Common Stock and 6,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (7) Includes 6,000 shares of Class A Common Stock and 6,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (8) Includes 21,000 shares of Class A Common Stock and 21,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

 (9) Includes 95,000 shares of Class A Common Stock and 95,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(10) Includes 21,250 shares of Class A Common Stock and 21,250 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(11) Includes 63,250 shares of Class A Common Stock and 63,250 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(12) Includes 13,374 shares of Class A Common Stock and 13,374 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(13) Includes 5,000 shares of Class A Common Stock and 5,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(14) Includes 33,000 shares of Class A Common Stock and 33,000 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

(15) Includes 685,374 shares of Class A Common Stock and 685,374 shares of Class B Common Stock subject to options exercisable within 60 days of the Record Date.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of six meetings during 1997. The Board of Directors has an Audit Committee and a Compensation Committee. The Board does not have a nominating or any committee performing similar functions.

     The Audit Committee, which currently consists of directors Harold W. Andersen, Jon D. Hoffmaster and George Kubat, met three times in 1997. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The Compensation Committee, which currently consists of directors Harold W. Andersen, George F. Haddix and Elliot S. Kaplan, met one time during 1997. This committee has been delegated the duties of administering existing and future stock and option plans of the Company, including the Company's 1992 Stock Option Plan and the Company's 1997 Class A Common Stock Option Plan, and establishing the compensation of the Company's executive officers.

     No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

BOARD COMPENSATION

     During 1997, non-employee directors were compensated at a rate of $2,500 per Board meeting attended. Employee directors do not receive compensation for their service on the Board. In addition, during 1997, directors Harold W. Andersen, Paul A. Goldner, Vinod Gupta, George Haddix, Jon D. Hoffmaster, Elliot
S. Kaplan and George Kubat were each granted an option to purchase 6,000 shares of Class A Common Stock and 6,000 shares of Class B Common Stock at an exercise price of $11.06 per share (the fair market value on the date of grant). On March 19, 1998, the Company issued special grants of stock options to Jon Hoffmaster, Elliot Kaplan, George Kubat and George Haddix for 20,000 shares of Class A Common Stock at a price of $12.00 per share in recognition of their contributions to certain acquisition-related activities of the Company. See also the Executive Compensation table herein.

                                  PROPOSAL TWO

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
               TO CHANGE THE NAME OF THE COMPANY TO INFOUSA, INC.

     The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Company's Certificate of Incorporation to change the name of the Company from American Business Information, Inc. to InfoUSA, Inc. (the "Name Change Amendment"). The Board of Directors further directed that the Name Change Amendment be submitted for consideration by stockholders at the Company's Annual Meeting.

     The change of the Company's name will be effected through an amendment to
Article I of the Company's Certificate of Incorporation. As amended, such
Article I would read in its entirety as follows:

     "Article I -- Name. The name of the Corporation shall be InfoUSA, Inc."

     In the event the Name Change Amendment is approved by stockholders, the Company will thereafter file a Certificate of Amendment to its Certificate of Incorporation with the Delaware Secretary of State, which will become effective at the close of business on the date such filing is accepted by the Secretary of State.

     The Board believes that the Name Change Amendment is in the Company's best interest because it reflects the broadening of the Company's business in recent years through internal growth and growth through acquisitions. From the Company's inception in 1972 through the early 1990's, the Company's business was focussed almost exclusively on providing marketing information and services with respect to businesses in the United States. With the Company's acquisitions of DBA, Pro CD, and other companies and the Company's rapid internal growth in the 1990's, the Company has increased its presence in the consumer marketing information industry, greatly increased its ability to provide data processing solutions, added two new consumer CD-ROM product lines, and broadened its offerings of business marketing information. As a result, the Company's present name no longer adequately captures all of the Company's business activities, and the Board believes that it may mislead potential customers to look elsewhere for products and services that the Company sells. The Board believes that, notwithstanding the substantial goodwill associated with the Company's present name, it is necessary to change the corporate name to broaden the appeal of the Company among potential customers.

     The Board believes that InfoUSA, Inc. is an appealing corporate name that encompasses the full range of the Company's business. The Company has begun using the new name in connection with certain of its products and services over the Internet and in retail sales on a test basis, and believes that the reception among the Company's customers has been positive. Management has reviewed the potential name change with the Company's trademark counsel and has made appropriate filings to safeguard the Company's rights with respect to the new name. On March 31, 1998, the trademark INFOUSA (design) was registered with the United States Patent and Trademark Office (Registration Number 2147134). The Company, however anticipates that it may not receive the registration of the second trademark it has applied for by the time of the Annual Meeting. In the event that the Company is unable to secure such registration, the Board of Directors may abandon the Name Change Amendment even after stockholder approval.

     There can be no assurance that the new corporate name will attract a broader range of customers, or that the name change will not create confusion that will cause the Company to lose customers. In addition, it is possible that the Company will be unsuccessful in establishing ownership of the new trademarks or tradename or that other parties may challenge the Company's rights in the new trademarks or tradename. However, taking all of the foregoing into account, the Board deems that on balance the Name Change Amendment is in the best interest of the Company and its stockholders.


     If the Name Change Amendment is approved by stockholders, the Company plans to change its symbol on the Nasdaq National Market. The Company has applied to the Nasdaq Stock Market to have its Class A Common Stock listed for quotation as "IUSAA" and to have its Class B Common Stock listed for quotation as "IUSAB."

                                 VOTE REQUIRED

     Under the Delaware General Corporation Law and the Company's Certificate of Incorporation, the affirmative vote of the holders of sixty percent (60%) of the shares of Common Stock entitled to vote at the Annual Meeting is required to adopt this Proposal Two. With respect to the proposed Name Change Amendment, all shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposed Name Change Amendment. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum and will have the same effect as a vote against the proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO InfoUSA, Inc.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Management has selected Coopers & Lybrand L.L.P., independent accounts, to audit the books, records and accounts of the Company for the current fiscal year ending December 31, 1998. Coopers & Lybrand L.L.P. has audited the Company's financial statements since the fiscal year ended December 31, 1991.


     The affirmative vote of the holders of a majority of the votes cast at the meeting will be required to approve and ratify the Board's selection of Coopers & Lybrand L.L.P. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum, but will have no effect on the outcome of the proposal. THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF SUCH SELECTION. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.


     A representative of Coopers & Lybrand L.L.P. is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

                    OTHER INFORMATION REGARDING THE COMPANY

                               PERFORMANCE GRAPH

     The following Performance Graph compares the cumulative total return to stockholders of the Company's Common Stock from December 31, 1992 to December 31, 1997 to the cumulative total return over such period of (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) Hambrecht & Quist Products and Services Index. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC"), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates it by reference into any such filing.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
      AMONG AMERICAN BUSINESS INFORMATION, INC., NASDAQ STOCK MARKET INDEX
               AND HAMBRECHT & QUIST PRODUCTS AND SERVICES INDEX

                                 'AMERICAN         'AMERICAN
                                 BUSINESS          BUSINESS           NASDAQ        HAMBRECHT &
     MEASUREMENT PERIOD        INFORMATION,      INFORMATION,         (U.S.        QUIST PRODUCTS
   (FISCAL YEAR COVERED)      INC. CLASS A**'   INC. CLASS B**'     COMPANIES)       & SERVICES
31-DEC-92                           100               100              100              100
'FYE DECEMBER 31, 1993'              79                79              115              117
'FYE DECEMBER 31, 1994'             101               101              112              141
'FYE DECEMBER 31, 1995'             159               159              159              211
'FYE DECEMBER 31, 1996'             183               183              195              262
'FYE DECEMBER 31, 1997'             173               169              239              307

---------------
 * Assumes $100 invested on December 31, 1992 in American Business Information, Inc. Common Stock, Nasdaq Stock Market (U.S. Companies) Index and Hambrecht & Quist Products and Services Index.

** On October 3, 1997, the Company reclassified its existing Common Stock as
   Class B Common Stock, authorized a new class of Common Stock designated Class A Common Stock (together, the "Reclassification") and declared a dividend of one share of Class A Common Stock for each share of Class B Common Stock outstanding (the "Stock Dividend"). The Stock Dividend had the effect of a two-for-one stock split. The information set forth for periods prior to October 10, 1997, the first day that the Class A Common Stock and Class B Common Stock traded separately, has been adjusted to give effect to the Reclassification and the Stock Dividend. The information set forth below from and after October 10, 1997 is actual historical information.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE.

     The following table sets forth the compensation paid by the Company for each of the three previous years for the period ending December 31 to persons who served as Chief Executive Officer during the last fiscal year and each of the other four most highly compensated executive officers of the Company (together, the "Named Executive Officers"):

                                                    LONG-TERM COMPENSATION AWARD
                                                 -----------------------------------
                                                                          SECURITIES
                                                                          UNDERLYING
                                                                           OPTIONS       ALL OTHER
      NAME AND PRINCIPAL POSITION        YEAR    SALARY($)    BONUS($)      (#)(1)      COMPENSATION
      ---------------------------        ----    ---------    --------    ----------    ------------
Scott Dahnke(2)........................  1997      93,750     250,000(3)   500,000             --
Chief Executive Officer and Director     1996          --          --           --             --
                                         1995          --          --           --             --
Vinod Gupta(4).........................  1997      48,000(5)       --      140,000(6)          --
Chairman of the Board and Past Chief     1996      48,000(5)       --     1,800,000            --
Executive Officer                        1995     100,000(5)       --           --             --
William Chasse.........................  1997     240,000          --           --             --
Senior Vice President                    1996     155,000       1,525      260,000             --
                                         1995     118,500      29,018       75,000             --
Bill Kerrey............................  1997     180,000      86,548       20,000             --
Senior Vice President                    1996     157,500      79,048           --             --
                                         1995     118,500     172,888       36,000             --
Monica Messer..........................  1997     240,000          --      250,000             --
Senior Vice President                    1996     208,000          --           --             --
                                         1995     182,875          --           --             --
Jon Wellman............................  1997     275,000          --           --             --
President and Chief Operating Officer    1996     180,000      26,500      940,000             --
                                         1995      51,000          --       60,000             --

---------------
(1) Except as otherwise expressly noted, each of the figures indicated below includes options to purchase equal numbers of shares of the Company's Class A Common Stock and Class B Common Stock pursuant to options to purchase Common Stock granted under the 1992 Stock Option Plan prior to the Reclassification and the Stock Dividend.

(2) Scott Dahnke was hired as Chief Executive Officer in October 1997 and therefore information regarding his compensation is since that date.

(3) Includes $250,000 paid to Scott Dahnke as a signing bonus.

(4) Vinod Gupta served as Chief Executive Officer from the inception of the Company until September 1997. Mr. Gupta continues to serve as Chairman of the Board.

(5) Excludes certain amounts paid to Annapurna Corporation for consulting services and related expenses reimbursed in connection with acquisition activity conducted by the Company during 1997, 1996 and 1995, respectively (see "Certain Transactions" herein). Annapurna Corporation is 100% owned by Vinod Gupta. Vinod Gupta has agreed not to be eligible for cash bonuses.

(6) This figure consists of an option to purchase 140,000 shares of the Company's Class A Common Stock granted under the 1997 Class A Common Stock Option Plan.

EMPLOYMENT CONTRACTS

     In September 1997, the Company and Scott Dahnke entered into an employment agreement for Mr. Dahnke to be the Company's Chief Executive Officer, and providing for (i) a signing bonus of $250,000, (ii) a base salary of $375,000,
(iii) eligibility for annual bonuses of up to $250,000 per year, based on the achievement of certain performance objectives, (iv) an option to purchase up to 500,000 shares of the Company's stock, plus possible future options contingent upon the achievement of certain performance objectives, and (v) severance payments and arrangements in the event of Mr. Dahnke's termination under certain circumstances.

OPTION GRANTS IN THE LAST FISCAL YEAR.

     The following table sets forth each grant of stock options made during the year ended December 31, 1997 to each of the Named Executive Officers.

                                                                                   POTENTIAL REALIZABLE
                                                                                   --------------------
                                            INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                          -----------------------------------------------------      ANNUAL RATES OF
                                         % OF TOTAL                                    STOCK PRICE
                          NUMBER OF       OPTIONS                                    APPRECIATION FOR
                          SECURITIES     GRANTED TO     EXERCISE                      OPTION TERM(2)
                          UNDERLYING    EMPLOYEES IN      PRICE      EXPIRATION    --------------------
                          GRANTED(1)    FISCAL YEAR     ($/SHARE)       DATE          5%         10%
                          ----------    ------------    ---------    ----------    --------    --------
Scott Dahnke............   500,000         18.03%         12.75      10/1/2002          --          --
Vinod Gupta.............   140,000(3)       5.05%         11.00      12/4/2002          --          --
William Chasse..........    50,000          1.80%         10.38       3/5/2002          --          --
Bill Kerrey.............    20,000          0.72%         10.38       3/5/2002          --          --
Monica Messer...........   200,000          7.21%         13.63      7/22/2002          --          --
Jon Wellman.............        --            --             --             --          --          --

---------------
(1) Options indicated vest and become exercisable in four equal annual installments on the first four anniversaries of the date of grant based upon the optionee continuing to be employed by the Company. Except as otherwise expressly noted, each of the figures indicated below includes options to purchase equal numbers of shares of the Company's Class A Common Stock and Class B Common Stock pursuant to options to purchase Common Stock granted under the 1992 Stock Option Plan prior to the Reclassification and the Stock Dividend.

(2) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(3) This figure consists of an option to purchase 140,000 shares of the Company's Class A Common Stock granted under the 1997 Class A Common Stock Option Plan.

OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth, for each of the Named Executive Officers, the value realized on exercised options and the year-end value of unexercised options:

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING             VALUE OF UNEXERCISED
                                    SHARES                    UNEXERCISED OPTIONS        IN-THE-MONEY OPTIONS
                                  ACQUIRED ON    VALUE        AT YEAR-END(#)(1):          AT YEAR-END($)(2):
              NAME                 EXERCISE     REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
              ----                -----------   --------   -------------------------   -------------------------
Scott Dahnke....................         --          --               --/500,000                       --/--
Vinod Gupta.....................         --          --        240,000/1,700,000           442,800/2,878,200
William Chasse..................     20,000     188,980          136,500/258,000             386,663/602,760
Bill Kerrey.....................     35,250     201,154            18,000/41,750               29,250/51,919
Monica Messer...................         --          --           22,500/257,500              136,013/45,338
Jon Wellman.....................    110,000     381,815          155,000/735,500           270,625/1,633,125

---------------
(1) Each of the figures indicated below includes options to purchase equal numbers of shares of the Company's Class A Common Stock and Class B Common Stock pursuant to options to purchase Common Stock granted under the 1992 Stock Option Plan prior to the Reclassification and the Stock Dividend.

(2) Market value of underlying securities at year-end minus the exercise price.

                      REPORT OF THE COMPENSATION COMMITTEE

     The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1997. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

     Effective January 1, 1997, the Compensation Committee included as members Directors Harold W. Andersen, George F. Haddix and Elliot S. Kaplan, who at present continue to serve on the committee.

TO THE BOARD OF DIRECTORS:

     The Compensation Committee of the Board of Directors reviews and approves salaries and bonuses payable to the Company's executive officers. The Compensation Committee in effect during 1997 was composed of Directors Harold W. Andersen, George F. Haddix and Elliot S. Kaplan, three non-employee members.

     The philosophy used by the Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract and retain key personnel through the payment of competitive base salaries and the grant of appropriate stock options, and to reward performances through annual bonuses. The Internal Revenue Code limits companies' ability to deduct for income tax purposes compensation paid to any individual employee in excess of $1 million. The Company intends to take the necessary steps to conform its compensation arrangements to comply with the new deductibility ceiling.

     The compensation of Vinod Gupta, the Company's Chief Executive Officer until September 1997, consists of Mr. Gupta's base salary, which was set at an annual rate of $48,000 for 1997. Mr. Gupta declined to participate in any of the Company's bonus programs for 1997. Also during 1997, the Company paid $364,000 to Annapurna Corporation, which is 100% owned by Mr. Gupta, for consulting services and related expenses reimbursed in connection with the Company's acquisition related activities. In March 1996, in recognition of Mr. Gupta's increased role in the Company due to the resignation of the Company's chief operating officer and of Mr. Gupta's low base salary and non-participation in the executive officers bonus plan, the Board directed the Compensation Committee to review the compensation plan for Mr. Gupta. The Committee engaged an independent executive compensation analyst to advise it on compensation plans being used by similar companies, varying approaches to structuring cash and equity executive compensation, and the size and form of compensation that would be competitive within the industry and in the Company's best interest. After considering and discussing the analyst's findings, the Compensation Committee approved the grant to Vinod Gupta of two options to purchase the Company's Common Stock at the per share purchase price of $8.53, equal to 110% of the closing price of the Company's Common Stock on March 8, 1996, on the following terms: (i) a five-year option to purchase 1,200,000 shares (including 600,000 shares of Class A Common Stock and 600,000 shares of Class B Common Stock), which vest at the rate of 20% per year, with 100% of the shares vesting after five (5) years; and (ii) a six-year option to purchase 600,000 (including 300,000 shares of Class A Common Stock and 300,000 shares of Class B Common Stock) shares which become fully vested after six (6) years subject to the accelerated vesting of 20% in each of the first five (5) years of the option if the Company meets certain performance objectives. Both options stop vesting if Mr. Gupta ceases to be an employee of the Company. In 1997, the Committee reviewed the compensation structure adopted for Mr. Gupta in 1996. The Committee considered the substantial new challenges facing the Company as a result of its continued rapid growth, both through expansion of the Company's existing business and through the Company's aggressive acquisition strategy, and the resulting additional responsibilities and burdens on Mr. Gupta. Based on these considerations, the Committee deemed it appropriate to grant to Mr. Gupta an additional option to purchase 140,000 shares of the Company's stock at the per share purchase price of $11.00, equal to 110% of the closing price of the Company's stock on December 4, 1997, and vesting annually in four equal portions.

     In September 1997, and in response to the continuing and anticipated growth of the Company, the Company hired Scott Dahnke as its Chief Executive Officer. Mr. Gupta continues to serve as Chairman of the Board. In determining Mr. Dahnke's compensation, the Committee considered compensation plans being used by similar companies, varying approaches to structuring cash and equity executive compensation, and the size and form of compensation that would be competitive within the industry and in the Company's best interest, drawing in part on the information and analysis provided by its compensation consultant in 1996. The Committee also considered the compensation and assurances necessary to recruit Mr. Dahnke from his previous employment as a Partner with a national consulting firm. After considering and discussing the foregoing considerations, the Committee approved an employment agreement for Mr. Dahnke providing for (i) a signing bonus of $250,000, (ii) a base salary of $375,000, (iii) eligibility for annual bonuses of up to $250,000 per year, based on the achievement of certain performance objectives, (iv) an option to purchase up to 500,000 shares of the Company's stock, plus possible future options contingent upon the achievement of certain performance objectives, and (v) severance payments and arrangements in the event of Mr. Dahnke's termination under certain circumstances.


     The Compensation Committee has developed compensation packages for all other executive officers, which provide for base salaries, stock options and bonuses. The base salaries are based on each officer's historical salary and past performance as well as on publicly available information concerning executive compensation levels paid by other companies in the Omaha, Nebraska area and a report prepared for the Company by an independent compensation consulting firm. Stock options are granted to officers to provide long term incentives that are aligned with the interests of the Company's stockholders, and at percentage interests in the Company that are comparable to other Companies in the Omaha, Nebraska area and in the industry generally. During 1997, there were two bonus plans in effect. The first applies to general managers of product sales groups, and is based upon each general manager achieving a defined percentage of the internal Company revenue and profit goals for his or her product sales group. The second bonus plan, which applies to all other executive officers and key employees (not including Mr. Gupta), is based on the achievement of specified pre-tax, Company-wide profit levels. Neither bonus plan is guaranteed and bonuses under either plan may be withheld by management or the Board of Directors, or adjusted in the event of an acquisition during the year.


                             Compensation Committee
           Harold W. Andersen, George F. Haddix and Elliot S. Kaplan

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.


     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with, except that Jon Hoffmaster failed to timely file one Form Y Report with respect to one transaction.

                              CERTAIN TRANSACTIONS

     During 1995, 1996 and 1997, the Company paid $198,000, $48,000 and
$364,000, respectively, to Annapurna Corporation for consulting services and related expenses reimbursed in connection with the Company's acquisition related activities. Annapurna Corporation is 100% owned by Vinod Gupta.

     In January 1997, the Company entered into an agreement with director Jon Hoffmaster for a one year period, for which fees will be paid as Mr. Hoffmaster's consulting services are requested by the Company. In February 1997, the Company paid Mr. Hoffmaster $100,000 for services provided related to the acquisition of DBA in February 1997.

     In February 1997, as part of the acquisition of DBA, the Company entered into an employee and consulting agreement with Paul A. Goldner for a term of five years, under which Mr. Goldner will receive compensation at a rate of $120,000 per annum and under which the Company agreed to nominate Mr. Goldner to be elected to the Board when his current term expires in 1999.

     In January 1996, the Company entered into a two year agreement with former director and Chief Operating Officer Albert Winemiller, under which Mr. Winemiller provided certain consulting services to the Company in exchange for fees totaling $180,000 and $90,000 in 1996 and 1997, respectively.

     In September 1997, the Company and Scott Dahnke entered into an employment agreement for Mr. Dahnke to be the Company's Chief Executive Officer, and providing for (i) a signing bonus of $250,000, (ii) a base salary of $375,000,
(iii) eligibility for annual bonuses of up to $250,000 per year, based on the achievement of certain performance objectives, (iv) an option to purchase up to 500,000 shares of the Company's stock, plus possible future options contingent upon the achievement of certain performance objectives, and (v) severance payments and arrangements in the event of Mr. Dahnke's termination under certain circumstances.

     In September 1997, the Company and Gregory Back entered into an employment agreement for Mr. Back to be the Company's Executive Vice President, Corporate Planning and Business Development, and providing for (i) a signing bonus of $100,000, (ii) a base salary of $195,000, (iii) eligibility for annual bonuses of up to $150,000 per year, based on the achievement of certain performance objectives, (iv) an option to purchase up to 300,000 shares of the Company's stock, plus possible future options contingent upon the achievement of certain performance objectives, and (v) severance payments and arrangements in the event of Mr. Back's termination under certain circumstances.

     The Company has retained the law firm of Robins, Kaplan, Miller & Ciresi L.L.P. to provide certain legal services. Elliot Kaplan, a director of the Company, is a name partner and former Chairman of the Executive Board of Robins, Kaplan, Miller & Ciresi L.L.P.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                          BY ORDER OF THE BOARD OF DIRECTORS

Omaha, Nebraska

April 23, 1998

                      AMERICAN BUSINESS INFORMATION, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              CLASS A COMMON STOCK


    The undersigned stockholder of American Business Information, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 1998, and hereby appoints Steven Purcell and Jon H. Wellman, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Class A/B Common Stock of the undersigned at the Annual Meeting of Stockholders of American Business Information, Inc. to be held on May 22, 1998, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.


    1. Election of three Members (with terms expiring in 2001) of the Board of
Directors:

      [ ] FOR all nominees listed below (except as indicated)       [ ] WITHHOLD
          authority to vote for all nominees listed below

       IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

              Harold W. Andersen, Elliot S. Kaplan, Jon H. Wellman

    2. Proposal to amend the Company's Certificate of Incorporation to change the name of the Company to InfoUSA, Inc.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    3. Proposal to amend the Certificate of Incorporation to change the name of the Company to InfoUSA, Inc.:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    4. Proposal to ratify the appointment of Coopers & Lybrand as the Company's independent auditors to examine the financial statements of the Company for the fiscal year 1998:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

                                                Dated:

                                                          (Signature)

                                                          (Signature)

                                                (This proxy should be marked,
                                                dated, signed by the stockholder
                                                or stockholders exactly as the
                                                stockholder's or stockholders'
                                                names appear hereon, and
                                                returned promptly in the
                                                enclosed envelope. Persons
                                                signing in a fiduciary or
                                                representative capacity should
                                                so indicate. If shares are held
                                                by joint tenants, as community
                                                property or otherwise by more
                                                than one person, all should
                                                sign.)

 THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE
             ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

                      AMERICAN BUSINESS INFORMATION, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              CLASS B COMMON STOCK


    The undersigned stockholder of American Business Information, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 1998, and hereby appoints Steven Purcell and Jon H. Wellman, and each of them, with full power of substitution, as Proxy or Proxies, to vote all shares of the Class A/B Common Stock of the undersigned at the Annual Meeting of Stockholders of American Business Information, Inc. to be held on May 22, 1998, and at any adjournments thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.


    1. Election of three Members (with terms expiring in 2001) of the Board of
Directors:

      [ ] FOR all nominees listed below (except as indicated)       [ ] WITHHOLD
          authority to vote for all nominees listed below

       IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

              Harold W. Andersen, Elliot S. Kaplan, Jon H. Wellman

    2. Proposal to amend the Company's Certificate of Incorporation to change the name of the Company to InfoUSA, Inc.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    3. Proposal to amend the Certificate of Incorporation to change the name of the Company to InfoUSA, Inc.:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    4. Proposal to ratify the appointment of Coopers & Lybrand as the Company's independent auditors to examine the financial statements of the Company for the fiscal year 1998:

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

    Either of such Proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

                                                Dated:

                                                          (Signature)

                                                          (Signature)

                                                (This proxy should be marked,
                                                dated, signed by the stockholder
                                                or stockholders exactly as the
                                                stockholder's or stockholders'
                                                names appear hereon, and
                                                returned promptly in the
                                                enclosed envelope. Persons
                                                signing in a fiduciary or
                                                representative capacity should
                                                so indicate. If shares are held
                                                by joint tenants, as community
                                                property or otherwise by more
                                                than one person, all should
                                                sign.)

 THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ABOVE, AND AS SAID PROXIES DEEM ADVISABLE
             ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.